Exhibit 99.1

Cymer Inc.

Short-Term Incentive Bonus Plan

Summary Description

The Compensation Committee of Cymer’s Board of Directors amended and renamed Cymer’s Annual Incentive Bonus Plan as the Short-Term Incentive Bonus Plan on April 16, 2007, effective January 1, 2007.

Eligibility: Management and career-level individual contributing employees at specified pay grade levels are eligible to participate in the Short-Term Incentive Bonus Plan. Eligibility is immediate upon employment with Cymer and the participant must still be employed on the last day of the period in which the incentive bonus is earned.

Bonus Potential: All potential bonuses under the Short-Term Incentive Bonus Plan are based on the participant’s actual base salary earnings. The following table shows certain information regarding amounts potentially payable to executive officers, including each of the executive officers listed in the Summary Compensation Table in Cymer’s most recent proxy statement (each, a “named executive officer”), and other key employees under the Short-Term Incentive Bonus Plan. The bonus potential expressed as a percentage of base salary is as follows:

Chief executive officer (1)	120%

Chief operating officer (2)	100%

Chief financial officer (3)	80%

Senior vice presidents	70%

Vice presidents and other key employees (4)	15% - 50%

(1)                       Robert P. Akins is a named executive officer.

(2)                       Edward J. Brown, Jr. is a named executive officer.

(3)                       Nancy J. Baker is a named executive officer.

(4)                       Includes Rae Ann Werner and Takeshi Watanabe who are named executive officers; Ms. Werner’s and Mr. Watanabe’s bonus potential is 50% of their individual base salaries.

Plan Structure: The Short-Term Incentive Bonus Plan provides for potential bonus payments to participants based upon performance as measured by two categories of metrics:

•                  Performance of Cymer against two financial metrics:

•                  the actual revenues achieved in the fiscal year as compared to the revenue target established in Cymer’s annual operating plan (“AOP”); and

•                  the actual operating income achieved in the fiscal year as compared to the operating income target established in the AOP.

•                  Achievement by participants of individual objectives.

The components of each participant level’s potential bonus under the Short-Term Incentive Bonus Plan are as follows:

	As a % of Total Bonus
Participant Level	Financial(1)	Individual
Chief executive officer	80%	20%

Chief operating officer	80%	20%

Chief financial officer	80%	20%

Senior vice presidents	70%	30%

Vice presidents and other key employees (2)	40 - 70%	60 - 30%

(1)                       The revenue metric and the operating income metric each account for half of the financial component of each bonus accrued under the Short-Term Incentive Bonus Plan.

(2)                       Ms. Werner’s and Mr. Watanabe’s bonus under the Short-Term Incentive Bonus Plan is weighted 70% to the financial component and 30% to the individual component.

Plan Calculation: The incentive bonus payout is calculated and paid annually based on the Company achieving a threshold of 80% of AOP revenue and operating income targets.

For example, if Cymer were to achieve 79% of a financial component target, no bonus for that component would be paid. Once the 80% threshold is met, the bonus calculation for achievement from 80% - 100% of target is linear. Thus, 90% achievement would result in a bonus equal to 90% of the potential bonus for that component. If achievement exceeds 100% of the target for a component, a 1.25 multiplier applies for calculating the financial component portion of the bonus payment. Bonus amounts for the operating income component may not exceed 200% of the potential bonus for this component. Bonus amounts for the revenue component have no maximum.

The individual performance component of the Short-Term Incentive Bonus Plan is based upon each participant’s performance review and achievement of annual objectives. To receive the individual component of a bonus under the plan, a participant must accomplish at least 60% of his or her individual performance objectives. Above 60% accomplishment, the bonus amount for the individual component is determined on a proportional basis up to a maximum of 100% of the potential bonus for the individual component.

All determinations of financial and individual metric performance for executives are subject to approval by the Compensation Committee.  The Compensation Committee has the authority to increase any portion of the annual bonus payable to any individual participant under the Short-Term Incentive Bonus Plan.

Annual Maximum. The maximum aggregate amount that may accrue under the Short-Term Incentive Bonus Plan and Cymer’s Long-Term Incentive Bonus Plan together in a fiscal year  is 15% of Cymer’s adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and compensation expense attributable to stock options) for that fiscal year. If the aggregate bonus amount accrued under both plans would exceed the cap, bonus awards would be adjusted downward to a total of 15% of Cymer’s adjusted EBITDA for the year.

Disclaimer: Cymer reserves the right to modify the Short-Term Incentive Bonus Plan at any time and to declare a special incentive bonus payout if results significantly exceed annual revenue and operating income targets.